Exhibit 5.1

October 30, 2003

ARI Network Services, Inc.

11425 W. Lake Park Drive

Milwaukee, WI  53224-3025

Ladies and Gentlemen:

We have acted as counsel for ARI Network Services, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 30, 2003 (the “Registration Statement”) relating to 1,100,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), in the manner set forth in the Company’s 2000 Stock Option Plan and the 2000 Employee Stock Purchase Plan (the “Plans”).

We have examined: (a) the Plan, (b) the Registration Statement, (c) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date, (d) certain resolutions of the Company’s Board of Directors, and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares are duly authorized for issuance and, upon issuance in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision.  Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

GODFREY & KAHN, S.C.